AGREEMENT AND
                                 PLAN OF REORGANIZATION
                                  DATED AUGUST   , 1996
                                      BY AND AMONG
                             AMERINET FINANCIAL SYSTEMS, INC.,
                            JONES NAUGHTON ENTERTAINMENT, INC.,
                           REAL ESTATE TELEVISION NETWORK, INC.
                                          AND
                                    AMERINET, INC.

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                            TABLE OF CONTENTS
                                                            PAGE

1.  Certain Definitions. . . . . . . . . . . . . . . . . . . . 1
1.1   "Affiliate". . . . . . . . . . . . . . . . . . . . . . . 1
1.2   "ANFS  Financial Statements" . . . . . . . . . . . . . . 1
1.3   "ANFS Products/Services" . . . . . . . . . . . . . . . . 1
1.4   "ANFS Series A Stock". . . . . . . . . . . . . . . . . . 2
1.5   "Closing". . . . . . . . . . . . . . . . . . . . . . . . 2
1.6   "Closing Date" . . . . . . . . . . . . . . . . . . . . . 2
1.7   "Code" . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.8   "Commission" . . . . . . . . . . . . . . . . . . . . . . 2
1.9   "Dissenting Shares". . . . . . . . . . . . . . . . . . . 2
1.10  "Effective Time" . . . . . . . . . . . . . . . . . . . . 2
1.11  "GAAP" . . . . . . . . . . . . . . . . . . . . . . . . . 2
1.12  "JNE Escrow Shares". . . . . . . . . . . . . . . . . . . 2
1.13  "Material Adverse Effect". . . . . . . . . . . . . . . . 2
1.14  "Notice of Claim". . . . . . . . . . . . . . . . . . . . 2
1.15  "Notice of Objection". . . . . . . . . . . . . . . . . . 2
1.16  "RETN Common Stock". . . . . . . . . . . . . . . . . . . 2
1.17  "RETN Disclosure Schedule" . . . . . . . . . . . . . . . 2
1.18  "RETN Financial Statements". . . . . . . . . . . . . . . 3
1.19  "RETN Products/Services" . . . . . . . . . . . . . . . . 3
1.20  "Securities Act" . . . . . . . . . . . . . . . . . . . . 3
1.21  "Transaction Documents". . . . . . . . . . . . . . . . . 3
1.22  "AMERINET Disclosure Schedule" . . . . . . . . . . . . . 3

2.  Plan of Reorganization . . . . . . . . . . . . . . . . . . 3
2.1   The Merger . . . . . . . . . . . . . . . . . . . . . . . 3
2.2   ANFS Series A Stock. . . . . . . . . . . . . . . . . . . 4
2.3   Conversion of Shares . . . . . . . . . . . . . . . . . . 4
2.4   Fractional Shares. . . . . . . . . . . . . . . . . . . . 4
2.5   Escrow Agreement . . . . . . . . . . . . . . . . . . . . 4
2.6   Contingent Shares. . . . . . . . . . . . . . . . . . . . 5
2.7   The Closing. . . . . . . . . . . . . . . . . . . . . . . 5
2.8   Effective Time . . . . . . . . . . . . . . . . . . . . . 5
2.9   Tax Free Reorganization. . . . . . . . . . . . . . . . . 5

3.  Representations and Warranties of JNE and RETN . . . . . . 5
3.1   Organization . . . . . . . . . . . . . . . . . . . . . . 5
3.2   Capitalization . . . . . . . . . . . . . . . . . . . . . 6
3.3   Power, Authority and Validity. . . . . . . . . . . . . . 6
3.4   Financial Statements . . . . . . . . . . . . . . . . . . 7
3.5   Tax Matters. . . . . . . . . . . . . . . . . . . . . . . 7

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3.6   Tax-Free Reorganization. . . . . . . . . . . . . . . . . 8
3.7   Absence of Certain Changes or Events . . . . . . . . . . 8
3.8   Title and Related Matters. . . . . . . . . . . . . . . .10
3.9   Proprietary Rights . . . . . . . . . . . . . . . . . . .10
3.10  Employee Benefit Plans . . . . . . . . . . . . . . . . .12
3.11  Bank Accounts. . . . . . . . . . . . . . . . . . . . . .12
3.12  Contracts. . . . . . . . . . . . . . . . . . . . . . . .12
3.13  Insider Transactions . . . . . . . . . . . . . . . . . .14
3.14  Insurance. . . . . . . . . . . . . . . . . . . . . . . .14
3.15  Disputes and Litigation. . . . . . . . . . . . . . . . .14
3.16  Compliance with Laws . . . . . . . . . . . . . . . . . .14
3.17  Subsidiaries . . . . . . . . . . . . . . . . . . . . . .15
3.18  Environmental Matters. . . . . . . . . . . . . . . . . .15
3.19  Corporate Documents. . . . . . . . . . . . . . . . . . .16
3.20  No Brokers . . . . . . . . . . . . . . . . . . . . . . .16
3.21  Disclosure . . . . . . . . . . . . . . . . . . . . . . .16

4.  Representations and Warranties of ANFS and AMERINET. . . .16
4.1   Corporate Existence and Authority of ANFS. . . . . . . .17
4.2   Capitalization of ANFS . . . . . . . . . . . . . . . . .17
4.3   Subsidiaries . . . . . . . . . . . . . . . . . . . . . .17
4.4   Execution of Agreement . . . . . . . . . . . . . . . . .17
4.5   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . .18
4.6   Disputes and Litigation. . . . . . . . . . . . . . . . .18
4.7   Compliance with Laws . . . . . . . . . . . . . . . . . .19
4.8   Guaranties . . . . . . . . . . . . . . . . . . . . . . .19

5.  Preclosing Covenants of RETN and JNE . . . . . . . . . . .19
5.1   Notices and Approvals. . . . . . . . . . . . . . . . . .19
5.2   Employment Agreements, Other Commitments Terminated. . .19
5.3   Advice of Changes. . . . . . . . . . . . . . . . . . . .19
5.4   Information for ANFS s Statements and Applications.. . .20
5.5   Conduct of Business by RETN. . . . . . . . . . . . . . .20

6.  Mutual Covenants . . . . . . . . . . . . . . . . . . . . .21
6.1   No Public Announcement . . . . . . . . . . . . . . . . .21
6.2   Other Negotiations . . . . . . . . . . . . . . . . . . .21
6.3   Due Diligence, Investigation, and Audits . . . . . . . .22
6.4   Regulatory Filings; Consents; Reasonable Efforts . . . .22
6.5   Further Assurances . . . . . . . . . . . . . . . . . . .22

7.  Closing Matters. . . . . . . . . . . . . . . . . . . . . .22
7.1   Filing of Certificate of Merger. . . . . . . . . . . . .22
7.2   Exchange of Certificates . . . . . . . . . . . . . . . .23

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7.3   Delivery of Contingent Shares. . . . . . . . . . . . . .23
7.4   Delivery of Documents. . . . . . . . . . . . . . . . . .23

8.  Conditions to RETN's Obligations . . . . . . . . . . . . .23
8.1   Accuracy of Representations and Warranties . . . . . . .23
8.2   Covenants. . . . . . . . . . . . . . . . . . . . . . . .23
8.3   No Litigation. . . . . . . . . . . . . . . . . . . . . .23
8.4   No Adverse Development . . . . . . . . . . . . . . . . .24
8.5   Authorizations . . . . . . . . . . . . . . . . . . . . .24
8.6   Government Consents. . . . . . . . . . . . . . . . . . .24
8.7   Opinion of AMERINET's Counsel. . . . . . . . . . . . . .24
8.8   Filing of Certificate of Merger. . . . . . . . . . . . .24
8.9   Registration Rights Agreement. . . . . . . . . . . . . .24

9.  Conditions to ANFS' and AMERINET's Obligations . . . . . .24
9.1   Accuracy of Representations and Warranties . . . . . . .24
9.2   Covenants. . . . . . . . . . . . . . . . . . . . . . . .25
9.3   No Litigation. . . . . . . . . . . . . . . . . . . . . .25
9.4   Authorizations . . . . . . . . . . . . . . . . . . . . .25
9.5   No Adverse Development.. . . . . . . . . . . . . . . . .25
9.6   Government Consents. . . . . . . . . . . . . . . . . . .25
9.7   Opinion of RETN's Counsel. . . . . . . . . . . . . . . .25
9.8   Filing of Certificate of Merger. . . . . . . . . . . . .25

10.  Termination of Agreement . . . .. . . . . . . . . . . . .25
10.1  Termination. . . . . . . . . . . . . . . . . . . . . . .25
10.2  Liability for Termination. . . . . . . . . . . . . . . .26
10.3  Certain Effects of Termination . . . . . . . . . . . . .26
10.4  Remedies . . . . . . . . . . . . . . . . . . . . . . . .26

11.  Indemnification. . . .. . . . . . . . . . . . . . . . . .27
11.1  Survival of Representations, Warranties, Covenants and
      Agreements . . . . . . . . . . . . . . . . . . . . . . .27
11.2  Indemnification by JNE . . . . . . . . . . . . . . . . .27
11.3  Indemnification by ANFS and AMERINET . . . . . . . . . .27
11.4  Claims for Indemnification.. . . . . . . . . . . . . . .28
11.5  Arbitration. . . . . . . . . . . . . . . . . . . . . . .28
11.6  Limitation on Indemnification. . . . . . . . . . . . . .29
11.7  Escrow . . . . . . . . . . . . . . . . . . . . . . . . .29

12.  Miscellaneous.  . . . . . . . . . . . . . . . . . . . . .30
12.1  Governing Laws . . . . . . . . . . . . . . . . . . . . .30
12.2  Binding upon Successors and Assigns. . . . . . . . . . .30
12.3  Severability . . . . . . . . . . . . . . . . . . . . . .30
12.4  Entire Agreement . . . . . . . . . . . . . . . . . . . .31

12.5  Counterparts . . . . . . . . . . . . . . . . . . . . . .31
12.6  Expenses . . . . . . . . . . . . . . . . . . . . . . . .31
12.7  Amendment and Waivers. . . . . . . . . . . . . . . . . .31
12.8  Survival of Agreements . . . . . . . . . . . . . . . . .31
12.9  No Waiver. . . . . . . . . . . . . . . . . . . . . . . .31
12.10 Attorneys' Fees. . . . . . . . . . . . . . . . . . . . .31
12.11 Notices. . . . . . . . . . . . . . . . . . . . . . . . .32
12.12 Time . . . . . . . . . . . . . . . . . . . . . . . . . .32
12.13 Construction of Agreement. . . . . . . . . . . . . . . .33
12.14 No Joint Venture . . . . . . . . . . . . . . . . . . . .33
12.15 Pronouns . . . . . . . . . . . . . . . . . . . . . . . .33
12.16 Further Assurances . . . . . . . . . . . . . . . . . . .33
12.17 Absence of Third-Party Beneficiary Rights. . . . . . . .33


Exhibits and Schedules

Exhibit A        Certificate of Merger
Exhibit B        Certificate of Incorporation
Exhibit C        Form of Legal Opinion to be Delivered by
                 Counsel to RETN
Exhibit D        Form of Legal Opinion to be Delivered by
                 Counsel to AMERINET
                 AMERINET Schedule
                 RETN Schedule

                         AGREEMENT AND PLAN OF REORGANIZATION


THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is
entered into this       day of August, 1996, by and among AMERINET
FINANCIAL SYSTEMS, INC., a Florida [Delaware?] corporation ("ANFS"), JONES NAUGHTON ENTERTAINMENT, INC., a Colorado corporation ("JNE"), REAL ESTATE TELEVISION NETWORK, INC., a Nevada corporation ("RETN"), and AMERINET, INC., a Delaware corporation ("AMERINET" and "Surviving Corporation").

                                       RECITALS

A. RETN is a wholly-owned subsidiary of JNE and AMERINET is a wholly-owned subsidiary of ANFS.

B. Subject to and in accordance with the terms and conditions of this Agreement and pursuant to the Certificate of Merger attached hereto as Exhibit A ("Certificate of Merger"), the parties intend that RETN will merge with and into AMERINET (the "Merger"), whereby at the Effective Time, all of the RETN Common Stock will be converted into one million (1,000,000) ANFS Series A Preferred Stock Shares.

C. For federal income tax purposes, it is intended that the Merger shall qualify as a tax free reorganization within the meaning of Section368(a)(2)(D) of the Code.

D. The parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger.

                                     AGREEMENT

NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and mutual covenants set forth herein, the parties agree as follows:

1.  Certain Definitions.

1.1 "Affiliate" shall have the meaning set forth in the rules and regulations promulgated by the Commission pursuant to the Securities Act.

1.2 "ANFS Financial Statements" shall mean ANFS' unaudited balance sheet as of June 30, 1996, and statements of operations, stockholders' equity and cash flow for the six (6) month period then-ended, and the audited balance sheet as of December 31, 1995, and statements of operations, stockholder's equity and cash flow for the twelve (12) month period then ended.

1.3 "ANFS Products/Services" shall mean all products or services which have been, or are being, marketed by AMERINET or are currently under development, and all trade secrets, copyrights, trademarks, trade names and other proprietary rights related to such products or services.

1.4  "ANFS Series A Stock" shall mean the Series A Preferred
Stock of ANFS issued to JNE in the Merger, the rights of which are described in Section 2.2.

1.5 "Closing" shall mean the closing of the transactions contemplated by this Agreement.

1.6  "Closing Date" shall mean the date of the Closing.

1.7  "Code" shall mean the United States Internal Revenue Code of
1986, as amended.

1.8  "Commission" shall mean the United States Securities and
Exchange Commission.

1.9 "Dissenting Shares" shall mean those shares held by holders who perfect their appraisal rights under the applicable state laws.

1.10 "Effective Time" shall mean the date and time of the effectiveness of the Merger under Delaware law.

1.11 "GAAP" shall mean generally accepted accounting principles.

1.12 "JNE Escrow Shares" shall mean the shares of ANFS Series A
Stock issued to JNE in the Merger and deposited in escrow pursuant to Section 2.5.

1.13 "Material Adverse Effect" shall mean an effect on the operations, assets or financial condition of an entity considered as a whole which would lead a reasonable business person to conclude that entering into the Merger would not be advisable in light of the effect.

1.14 "Notice of Claim" shall mean a notice of a claim of indemnification arising under Section 11.

1.15 "Notice of Dbjection" shall mean a notice of an objection to a claim of indemnification arising under Section 11.

1.16 "RETN Common Stock" shall mean all of the outstanding shares of Common Stock of RETN.

1.17 "RETN Disclosure Schedule" shall mean the disclosure schedule provided to ANFS and AMERINET by JNE and RETN disclosing such items and matters as are required to be disclosed under this Agreement.

1.18 "RETN Financial Statements" shall mean RETN's unaudited balance sheet as of June 30, 1996, and statements of operations, stockholders' equity and cash flow for the six (6) month period then-ended, and the audited balance sheet as of December 31, 1995, and statements of operations, stockholder's equity and cash flow for the twelve (12) month period then ended.

1.19 "RETN Products/Services" shall mean all products or services which have been, or are being, marketed by RETN, or are currently under development, and all patents, patent applications, trade secrets, copyrights, trademarks, trade names and other proprietary rights related to such products or services.

1.20 "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

1.21 "Transaction Documents" shall mean all documents or agreements attached as an exhibit or schedule hereto, and set forth on the Table of Contents.

1.22 "AMERINET Disclosure Schedule" shall mean the disclosure schedule provided to JNE and RETN by ANFS and AMERINET disclosing such items and matters as are required to be disclosed under this Agreement.

2.  Plan of Reorganization.

2.1 The Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger, RETN shall be merged with and into AMERINET in accordance with the applicable provisions of the laws of the State of Delaware, and with the terms and conditions of this Agreement and the Certificate of Merger, so that:

(a) At the Effective Time (as defined in Section 2.7
(below)), RETN shall be merged with and into AMERINET. As a result of the Merger, the separate corporate existence of RETN shall cease, and AMERINET shall continue as the surviving corporation, and shall succeed to and assume all of the rights and obligations of RETN in accordance with the laws of Delaware.

(b) The Certificate of Incorporation and Bylaws of
AMERINET in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation after the Effective Time unless and until further amended as provided by law.

(c) Subject to the terms of this Agreement, the directors and officers of AMERINET immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation after the Effective Time. Such directors and officers shall hold their position until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Bylaws of the Surviving Corporation.

2.2 ANFS SERIES A STOCK. The ANFS Series A Stock shall have the following preferred rights:

(a) The ANFS Series A Stock shall have no voting rights except as required by law and as provided in AMERINET'S Certificate of Incorporation attached hereto as Exhibit B.

(b)  Each of the Preferred Shares will have a liquidation
preference of                     Dollars ($           ) per share.
Following the payment of the foregoing liquidation preference, the Preferred Shares will participate with the ANFS Common Stock equally on a share-for-share basis in any remaining liquidating distributions.

(c)  Each of the Preferred Shares will have an annual,
noncumulative dividend preference equal to                   Dollars
($       ) per share.  Following the payment of this dividend
preference in any year, the Preferred Shares will participate with the ANFS Common Stock equally on a share-for-share basis in any remaining dividend distributions.

(d)  The Preferred Shares will automatically convert into
ANFS Common Stock, on a one-for-one basis, upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of shares of Common Stock for the account of ANFS (other than a registration statement effected solely to implement an employee benefit plan, a transaction in which Rule 145 of the Securities and Exchange Commission is applicable or any other form or type of registration in which the shares of Common Stock issuable upon conversion of the shares of ANFS Series A Stock cannot be included pursuant to the Securities and Exchange Commission rules or practices) which results in aggregate net cash proceeds to ANFS of
at least $20,000,000 and at a per share price of at least $     per
share (appropriately adjusted for subdivisions, combinations and stock dividends on the Common Stock).

2.3 Conversion of Shares. Each share of RETN Common Stock, issued and outstanding immediately prior to the Effective Time, will, by virtue of the Merger, and at the Effective Time, and without further action on the part of any holder thereof, be converted into one thousand (1,000) shares of fully paid and nonassessable shares of ANFS Series A Stock.

2.4  Fractional Shares.  No fractional shares of ANFS Series A
Stock will be issued in connection with the Merger.

2.5 Escrow Agreement. At the Effective Time, certificates representing thirty-seven and one-half percent (37.5%) of the shares of the ANFS Series A Stock issued to JNE in the Merger shall be deposited in escrow. The JNE Escrow Shares shall be held as collateral for the indemnification obligations of RETN and JNE under
Section 11 and pursuant to the provisions of an escrow agreement to be entered into between the parties, with the terms of such agreement to be mutually agreed upon, which terms shall not be inconsistent with the terms set forth in this Agreement.

2.6 Contingent Shares. JNE shall be issued an additional Five Hundred Thousand (500,000) ANFS Series A Stock shares (the "Contingent Shares") on the six month anniversary date following the Closing Date (the "Contingent Share Date") if, on, or before such anniversary, RETN shall have sold, delivered and received payment
subsequent to the Closing Date for not less than       real estate
satellite systems to new clients and ANFS shall have raised not less
than $        in equity financing following the Closing.

2.7 The Closing. Subject to termination of this Agreement as provided in Section 10 (below), the Closing shall take place at the offices of Pezzola & Reinke, Lake Merritt Plaza, 1999 Harrison Street, Oakland, California, as soon as possible upon the satisfaction or waiver of all conditions set forth in Sections 8 and 9 hereof, or such other time and place as is mutually agreeable to the parties.

2.8  Effective Time.  Simultaneously with the Closing, the
Certificate of Merger shall be filed in the office of the Secretary of State of the State of Delaware. The Merger shall become effective immediately upon the filing of the Certificate of Merger with such office.

2.9 Tax Free Reorganization. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section368(a)(2)(D) of the Code. Each party agrees that it will not take or assert any position on any tax return, report or otherwise which is inconsistent with the qualification of the Merger as a reorganization within the meaning of Section368(a) of the Code. Except for cash paid in lieu of fractional shares, no consideration that could constitute "other property" within the meaning of Section356 of the Code is being paid by AMERINET for the RETN Common Stock. In addition, AMERINET represents now, and as of the Closing Date, that it presently intends to continue RETN's historic business or use a significant portion of RETN's business assets in a business.

3. Representations and Warranties of JNE and RETN. Except as otherwise set forth in the RETN Disclosure Schedule attached hereto, JNE and RETN jointly and severally represent and warrant to ANFS and AMERINET as set forth below. No fact or circumstance disclosed shall constitute an exception to these representations and warranties unless such fact or circumstance is set forth in the RETN Disclosure Schedule or such supplements thereto as may mutually be agreed upon in writing by JNE, RETN, ANFS and AMERINET.

3.1 Organization. RETN and JNE are corporations duly organized, validly existing and in good standing under the laws of the state of incorporation of such entity and have the corporate power and authority to carry on their respective businesses as it is now being conducted. RETN and JNE are duly qualified or licensed to do business and are in good standing in each jurisdiction in which the nature of their respective businesses or properties makes such qualification or licensing necessary except where the failure to be so qualified would not have a Material Adverse Effect on RETN and JNE. The RETN Disclosure Schedule contains a true and complete listing of the locations of all sales offices, manufacturing facilities, and any other offices or facilities of RETN, and a true and complete list of all states in which RETN maintains any employees. The RETN Disclosure Schedule contains a true and complete list of all states in which RETN is duly qualified to transact business as a foreign corporation. True and complete copies of RETN's Articles of Incorporation and Bylaws, as in effect on the date hereof and as to be in effect as of the Closing, have been provided to ANFS, AMERINET or its representatives.

3.2  Capitalization.

(a)   The authorized capital of RETN will consist, prior to
the Closing, of                    shares of Common Stock, of which
one thousand (1,000) shares will be issued and outstanding. JNE is the record and beneficial owner of all such shares of RETN Common Stock, free and clear of any and all claims, liens, encumbrances or security interests.

(b) Except as set forth in the RETN Disclosure Schedule, RETN does not have outstanding any preemptive rights, subscription rights, options, warrants, rights to convert or exchange, capital stock equivalents, or other rights to purchase or otherwise acquire any RETN capital stock or other securities.

(c) All of the issued and outstanding shares of RETN capital stock have been duly authorized, validly issued, are fully paid and nonassessable, and such capital stock has been issued in full compliance with all applicable federal and state securities laws. None of RETN's issued and outstanding shares of capital stock are subject to repurchase or redemption rights.

(d) Except for any restrictions imposed by applicable state and federal securities laws, there is no right of first refusal, option, or other restriction on transfer applicable to any shares of RETN's capital stock.

(e) RETN is not under any obligation to register under the Securities Act any shares of its capital stock or any other of its securities that might be issued in the future if the Merger were not consummated.

(f) RETN is not a party or subject to any agreement or understanding (and, to JNE's and RETN's actual knowledge, there is no agreement or understanding between or among any persons) that affects or relates to the voting or giving of written consent with respect to any security.

3.3 Power, Authority and Validity. JNE and RETN have the corporate power to enter into this Agreement and the other Transaction Documents to which they are parties and to carry out their obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Boards of Directors of JNE and RETN and no other corporate proceedings on the part of RETN are necessary to authorize this Agreement, the other Transaction Documents and the transactions contemplated herein and therein. JNE and RETN are not subject to, or obligated under, any charter, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by or in conflict with its executing and carrying out this Agreement and the transactions contemplated hereunder and under the Transaction Documents. Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which RETN is qualified to do business, and (ii) filings under applicable securities laws, no consent of any person who is a party to a contract which is material to RETN's business, nor consent of any governmental authority, is required to be obtained on the part of RETN to permit the transactions contemplated herein and to permit RETN to continue the business activities of RETN as previously conducted by RETN without a Material Adverse Effect. This Agreement is, and the other Transaction Documents when executed and delivered by JNE and RETN shall be, the valid and binding obligations of JNE and RETN, enforceable in accordance with their respective terms.

3.4  FINANCIAL STATEMENTS.

(a)  RETN has delivered to ANFS copies of the RETN
Financial Statements.

(b) The RETN Financial Statements are complete and in accordance with the books and records of RETN and present fairly the financial position of RETN as of its historical dates. The RETN Financial Statements have been prepared in accordance with GAAP (except for the absence of footnotes) applied on a basis consistent with prior periods. Except and to the extent reflected or reserved against in such balance sheets (including the notes thereto), RETN does not have, as of the dates of such balance sheets, any liabilities or obligations (absolute or contingent) of a nature required or customarily reflected in a balance sheet (or the notes thereto) prepared in accordance with GAAP. The reserves, if any, reflected on the RETN Financial Statements are adequate in light of the contingencies with respect to which they are made.

(c) RETN has no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the RETN Financial Statements, except for those (i) that may have been incurred after the date of the RETN Financial
Statements; or (ii) that are not required by GAAP to be included in a balance sheet or the notes thereto, except that RETN has not established any reserves with respect to the costs and fees associated with this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby. All material debts, liabilities, and obligations incurred after the date of the RETN Financial Statements were incurred in the ordinary course of business, and are usual and normal in amount both individually and in the aggregate.

3.5  Tax matters.

(a) RETN has fully and timely, properly and accurately filed all tax returns and reports required to be filed by it, including all federal, foreign, state and local tax returns and estimates for all years and periods (and portions thereof) for which any such returns, reports or estimates were due. All such returns, reports and estimates were prepared in the manner required by applicable law. All income, sales, use, occupation, property or other taxes or assessments due from RETN have been paid. There are no pending assessments, asserted deficiencies or claims for additional taxes that have not been paid. The reserves for taxes, if any, reflected on the RETN Financial Statements are adequate and there are no tax liens on any property or assets of RETN. There have been no audits or examinations of any tax returns or reports by any applicable governmental agency. No state of facts exists or has existed which would constitute grounds for the assessment of any penalty or of any further tax liability beyond that shown on the respective tax reports, returns or estimates. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state or local income tax return or report for any period.

(b) All taxes which RETN has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.

(c) RETN is not a party to any tax-sharing agreement or similar arrangement with any other party.

(d) At no time has RETN been included in the federal consolidated income tax return of any affiliated group of corporations.

(e) No payment which RETN is obliged to pay to any director, officer, employee or independent contractor pursuant to the terms of an employment agreement, severance agreement or otherwise will constitute an excess parachute payment as defined in Section280G of the Code.

(f) RETN is not currently under any contractual obligation to pay any tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any tax.

3.6  Tax-Free Reorganization.

(a) Neither RETN nor JNE has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section368(a) of the Code.

(b) There is no present plan or intention by JNE to sell, exchange or otherwise dispose of the ANFS Series A Stock to be received in the Merger.

(c) Neither JNE nor RETN is an investment company as defined in SectionSection368(a)(2)(F)(iii) and (iv) of the Code.

3.7  Absence of Certain Changes or Events.  Since June 30, 1996,
RETN has not:

(a) suffered any material adverse change in its financial condition or in the operations of its business, nor any material adverse changes in its balance sheet, (with the RETN Financial Statements and any subsequent balance sheet analyzed as if each had been prepared according to GAAP), including but not limited to cash distributions or material decreases in the net assets of RETN;

(b) suffered any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting its properties or business;

(c) granted or agreed to make any increase in the compensation payable or to become payable by it to its officers or employees, except those occurring in the ordinary course of business;

(d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of its capital stock or declared any direct or indirect redemption, retirement, purchase or other acquisition by it of such shares;

(e) issued any shares of its capital stock or any warrants, rights, options or entered into any commitment relating to its shares except for the issuance of its pursuant to the exercise of outstanding options;

(f) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein;

(g) sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other operating property other than in the ordinary course of business;

(h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright) invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other intangible asset except in the ordinary course of its business;

(i) suffered any labor dispute;

(j) engaged in any activity or entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure) other than in the ordinary course of business;

(k) incurred any liabilities except in the ordinary course of business and consistent with past practice which would be required to be disclosed in financial statements prepared in accordance with GAAP;

(l) permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except those permitted under Section 3.8 hereof, other than any purchase money security interests incurred in the ordinary course of business;

(m) made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of Ten Thousand Dollars ($10,000), or in the aggregate, in excess of Fifty Thousand Dollars ($50,000);

(n) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its Affiliates, officers, directors or stockholder or any Affiliate or associate of any of the foregoing;

(o) made any amendment to or terminated any agreement which, if not so amended or terminated, would be required to be disclosed on the RETN Disclosure Schedule; or

(p) agreed to take any action described in Sections 2.9,
3.6 or 3.7 or outside of its ordinary course of business or which would constitute a breach of any of the representations contained in this Agreement.

3.8 Title and Related Matters. RETN has good and marketable title to all the properties, interests in properties and assets, real and personal, reflected in the RETN Financial Statements or acquired after the date of the RETN Financial Statements (except properties, interests in properties and assets sold or otherwise disposed of since the date of the RETN Financial Statements in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except the lien of current taxes not yet due and payable and except for liens which in the aggregate do not secure more than Ten
Thousand Dollars ($10,000) in liabilities. The equipment of RETN used in the operation of its business is in good operating condition and repair. All real or personal property leases to which RETN is a party are valid, binding, enforceable obligations of RETN effective in accordance with their respective terms. There is not under any of such leases any existing material default or event of default or event which, with notice or lapse of time or both, would constitute a material default.
The RETN Disclosure Schedule contains a description of all real and personal property leased or owned by RETN, identifying such property and, in the case of real property, stating the monthly rental due, term of lease and square feet leased. True and correct copies of each of RETN's leases have been provided to ANFS, AMERINET or its representatives.

3.9  Proprietary Rights.

(a) RETN owns all right, title and interest in and to, or valid licenses for use of, all patents, copyrights, technology, software, software tools, know-how, processes, trade secrets, trademarks, service marks, trade names and other proprietary rights used in or necessary for the conduct of RETN's business as conducted to the date hereof or contemplated, including, without limitation, the technology and all proprietary rights developed or discovered or used in connection with or contained in the RETN Products/Services, free and clear of all liens, claims and encumbrances (including without limitation distribution rights) (all of which are referred to as "RETN Proprietary Rights") and RETN has the right to transfer all such rights to AMERINET as contemplated hereby. The foregoing representation as it relates to RETN Third-Party Technology (as hereinafter defined) is limited to RETN's interest pursuant to the RETN Third-Party Licenses (as hereinafter defined), all of which are valid and enforceable and in full force and effect and which grant RETN such rights to the RETN Third-Party Technology as are employed in or necessary to the business of RETN as conducted or proposed to be conducted. The RETN Disclosure Schedule contains an accurate and complete description of (i) all patents, trademarks (with separate listings of registered and unregistered trademarks), trade names, and registered copyrights in or related to the RETN Products/ Services, all applications and registration statements therefor, and a list of all licenses and other agreements relating thereto; and
(ii) a list of all licenses and other agreements with third parties (the "RETN Third-Party Licenses") relating to any inventions, technology, know-how, or processes that RETN is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate into products distributed by RETN (such software, inventions, technology, know-how and processes are collectively referred to as the "RETN Third-Party Technology"). RETN's trademark or trade name registrations related to the RETN Products/Services and all of RETN's copyrights in any of the RETN Products/Services are valid and in full force and effect, and consummation of the transactions contemplated hereby will not alter or impair any such rights. No claims have been asserted against RETN (and RETN is not aware of any claims which are likely to be asserted against it or which have been asserted against others) by any person challenging RETN's use, possession, manufacture, sale, provision or distribution of the RETN Products/Services under any patents, trademarks, trade names, copyrights, trade secrets, technology, know-how or processes utilized by RETN (including, without limitation, the RETN Third-Party Technology) or challenging or questioning the validity or effectiveness of any license or agreement relating thereto (including, without limitation, the RETN Third-Party Licenses). There is no valid basis for any claim of the type specified in the immediately preceding sentence which could in any material way relate to or interfere with the currently planned continued enhancement and exploitation by RETN of any of the RETN Products/Services. None of the RETN

Products/Services nor the use or exploitation of any patents, trademarks, trade names, copyrights, technology, know-how or processes by RETN in its current business infringes on the rights of, constitutes misappropriation of, or in any way involves unfair competition with respect to, any proprietary information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or trade name.

(b) No employee of RETN is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with RETN or, to JNE's or RETN's actual knowledge, any other party because of the nature of the business conducted by RETN or proposed to be conducted by RETN.

(c) Each person presently or previously employed by RETN
(including independent contractors, if any) with access to confidential information has executed a confidentiality and non-disclosure agreement pursuant to the form of agreement previously provided to AMERINET or its representatives. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of RETN and such person, enforceable in accordance with their respective terms. Neither the execution or delivery of such agreements, nor the carrying on of their business as employees by such persons, nor the conduct of their business as currently anticipated, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any of such persons is obligated.

(d) No product or service liability or warranty claims which individually or in the aggregate could exceed One Thousand Dollars ($1,000) individually or Ten Thousand ($10,000) in the aggregate have been communicated to, or threatened against, RETN nor, to RETN's actual knowledge, is there any specific situation, set of facts or occurrence that provides a basis for such claim.

3.10 Employee Benefit Plans. There is no unfunded prior service cost with respect to any bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, or other employee benefit or fringe benefit plans, whether formal or informal, maintained by RETN. Each bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, and other employee benefit or fringe benefit plans, whether formal or informal, maintained by RETN conforms to all applicable requirements of the Employees Retirement Income Security Act of 1974. The RETN Disclosure Schedule lists and describes all profit-sharing, bonus, incentive, deferred compensation, vacation, severance pay, retirement, stock option, group insurance or other plans (whether written or not) providing employee benefits.

3.11 Bank Accounts. The RETN Disclosure Schedule sets forth the names and locations of all banks, trusts, companies, savings and loan associations, and other financial institutions at which RETN maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

3.12  Contracts.

(a) RETN has no agreements, contracts or commitments that provide for the sale, licensing or distribution by RETN of any of its products, services, inventions, technology, know-how, trademarks or trade names except in the ordinary course of its business.

(b) RETN has no agreements, contracts or commitments that call for fixed and/or contingent payments or expenditures by or to RETN of more than Ten Thousand Dollars ($10,000).

(c) Without limiting the provisions of Section 3.9 and except for any agreements with ANFS or AMERINET, RETN has not granted to any third party any exclusive rights of any kind with respect to any of the RETN Products/Services.

(d) There is no outstanding sales contract, commitment or proposal of RETN that is currently expected to result in any loss to RETN (before allocation of overhead and administrative costs) upon completion or performance thereof.

(e) RETN has no outstanding agreements, contracts or commitments with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than thirty (30) days and without liability, penalty or premium.

(f) RETN has no employment, independent contractor or similar agreement, contract or commitment that is not terminable on no more than thirty (30) days' notice without penalty or liability of any type, including without limitation severance or termination pay.

(g) RETN has no currently effective collective bargaining or union agreements, contracts or commitments.

(h) RETN is not restricted by agreement from competing with any person or from carrying on its business anywhere in the world.

(i) RETN has not guaranteed any obligations of other persons or made any agreements to acquire or guarantee any obligations of other persons.

(j) RETN has no outstanding loan or advance to any person;
nor is it party to any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort which would permit the borrowing by RETN of any sum not reflected in the RETN Financial Statements.

(k) All material contracts, agreements and instruments to which RETN is a party are valid, binding, in full force and effect, and enforceable by RETN in accordance with their respective terms. No such material contract, agreement or instrument contains any material liquidated-damages, penalty or similar provision. RETN has not received any notice from any party to any such material contract, agreement or instrument that such party intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

(l) The RETN Disclosure Schedule lists all material agreements pursuant to which RETN has agreed to supply to any third party RETN Products/Services.

(m) RETN is not in default under or in breach or violation of, nor, to its actual knowledge, is there any valid basis for any claim of default by RETN under, or breach or violation by RETN of, any contract, commitment or restriction to which RETN is a party or to which it or any of its properties is bound, where such defaults, breaches, or violations would, in the aggregate, have a Material Adverse Effect on RETN. To RETN's actual knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any material contract, commitment, or restriction to which RETN is bound or by which any of its properties is bound, where such defaults, breaches, or violations would, in the aggregate, have a Material Adverse Effect on RETN.

(n) All agreements, contracts and commitments (the
"Material Contracts") listed or described in the RETN Disclosure Schedule pursuant to this Section 3.12 are assumable, or will otherwise be the property of, the Surviving Corporation following the Merger without further action by the Surviving Corporation or AMERINET. If any of the Material Contracts are not assumable by or will not be the property of, the Surviving Corporation following the Merger, then RETN has described in the RETN Disclosure Schedule such actions as is necessary for assumption of the Material Contract by the Surviving Corporation.

(o) True and correct copies of each document or instrument described in the RETN Disclosure Schedule pursuant to this Section
3.12 have been made available to ANFS, AMERINET, or their representatives.

3.13 Insider Transactions. No Affiliate of RETN or JNE has any interest in (i) any material equipment or other property, real or personal, tangible or intangible, including, without limitation, any item of intellectual property, used in connection with or pertaining to the business of RETN; or (ii) any creditor, supplier, customer, agent or representative of RETN; provided, however, that no such Affiliate or other person shall be deemed to have such an interest solely by virtue of the ownership of less than one percent (1%) of the outstanding stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System.

3.14 Insurance. The RETN Disclosure Schedule contains a list of the principal policies of fire, liability and other forms of insurance held by RETN.

3.15 Disputes and Litigation. There is no suit, action, litigation, proceeding, investigation, claim, complaint, or accusation pending, or to its knowledge threatened against or affecting RETN or any of its properties, assets or business or to which RETN is a party, in any court or before any arbitrator of any kind or before or by any governmental agency (including, without limitation, any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality), and to its knowledge, there is no basis for such suit, action, litigation, proceeding, investigation, claim, complaint, or accusation; (b) there is no pending or threatened change in any environmental, zoning or building laws, regulations or ordinances which affect or could affect RETN or any of its properties, assets or businesses; and (c) there is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitrator or governmental body against or affecting RETN or any of its properties, assets or business. There is no litigation, proceeding, investigation, claim, complaint or accusation, formal or informal, or arbitration pending, or any of the aforesaid threatened, or any contingent liability which would give rise to any right of indemnification or similar right on the part of any director or officer of RETN or any such person's heirs, executors or administrators as against RETN.

3.16 Compliance with Laws. RETN has at all times been, and presently is, in full compliance with, and has not received notice of any claimed violation of, any applicable federal, state, local, foreign and other laws, rules and regulations. RETN has filed all returns, reports and other documents and furnished all information required or requested by any federal, state, local or foreign governmental agency and all such returns, reports, documents and information are true and complete in all respects. All permits, licenses, orders, franchises and approvals of all federal, state, local or foreign governmental or regulatory bodies required of RETN for the conduct of its business have been obtained, no violations are or have been recorded in respect of any such permits, licenses, orders, franchises and approvals, and there is no litigation, proceeding, investigation, arbitration, claim, complaint or accusation, formal or informal, pending or threatened, which may revoke, limit, or question the validity, sufficiency or continuance of any such permit, license, order, franchise or approval. Such permits, licenses, orders, franchises and approvals are valid and sufficient for all activities presently carried on by RETN.

3.17 Subsidiaries. RETN has no subsidiaries. RETN does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, general or limited partnership, firm, association or business organization, entity or enterprise, and RETN does not control (directly or indirectly) the management or policies of any other corporation, partnership, firm, association or business organization, entity or enterprise.

"Subsidiary" or "Subsidiaries" means all corporations, trusts, partnerships, associations, joint ventures o other Persons, as defined below, of which a corporation or any other Subsidiary of such corporation owns not less than twenty percent (20%) of the voting securities or other equity or of which such corporation or any other Subsidiary of such corporation possesses, directly or indirectly, the power to direct or cause the direction of the management and policies, whether through ownership of voting shares, management contracts or otherwise. "Person" means any individual, corporation, trust, association, partnership, proprietorship, joint venture or other entity. There are no Subsidiaries of RETN.

3.18  Environmental Matters.

(a) As of the date hereof, no underground storage tanks are present under any property that RETN has at any time owned, operated, occupied or leased. As of the date hereof except as set forth in the RETN Disclosure Schedule, no material amount of any substance that has been designated by any governmental entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), excluding office, janitorial and other immaterial supplies, are present, as a result of the actions of RETN or, to RETN's actual knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that RETN have at any time owned, operated, occupied or leased.

(b) At no time has RETN transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has RETN disposed of, transported, sold, or manufactured any product containing a Hazardous Material in violation of any rule, regulation, treaty or statute promulgated by any governmental entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activities.

(c) RETN currently holds all environmental approvals, permits, licenses, clearances and consents necessary for the conduct of its business as such business is currently being conducted, the absence of which would be reasonably likely to have a Material
Adverse Effect on RETN.

(d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the actual knowledge of RETN, threatened concerning any Environmental Permit. RETN is not aware of any fact or circumstance which could involve it in any environmental litigation or impose upon it any environmental liability which would be reasonably likely to have a Material Adverse Effect on RETN.

3.19 Corporate Documents. RETN has furnished to ANFS for its examination: (i) copies of its Certificate or Articles of Incorporation and Bylaws; (ii) its Minute Book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the stockholders, the board of directors and any committees thereof; (iii) all permits, orders, and consents issued by any regulatory agency with respect to RETN, or any securities of RETN, and all applications for such permits, orders, and consents; and (iv) its stock transfer books setting forth all transfers of any capital stock. The corporate minute books, stock certificate books, stock registers and other corporate records of RETN are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction.

3.20 No Brokers. Neither JNE nor RETN is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the Certificate of Merger or in connection with any transaction contemplated hereby or thereby.

3.21 Disclosure. No statements by JNE or RETN contained in this Agreement and the Exhibits and RETN Disclosure Schedule attached hereto, any other Transaction Document or any written statement or certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby and thereby (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

4. Representations and Warranties of ANFS and AMERINET. Except as otherwise set forth in the AMERINET Disclosure Schedule attached hereto, ANFS and AMERINET represents and warrants to RETN as set forth below. No fact or circumstance disclosed to JNE shall constitute an exception to these representations and warranties unless such fact or circumstance is set forth in the AMERINET Disclosure Schedule or such supplements thereto as may mutually be agreed upon in writing by ANFS and JNE.

4.1 Corporate Existence and Authority of ANFS. ANFS is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida (Delaware?). It has all requisite corporate power, franchises, licenses, permits and authority to own its properties and assets and to carry on its business as it has been and is being conducted. It is in good standing in each state, nation or other jurisdiction in each state, nation or other jurisdiction wherein the character of the business transacted by it makes such qualification necessary.

4.2  Capitalization of ANFS.  The authorized equity securities of
ANFS consists of          shares of common stock, of which
         shares are issued and outstanding, and
shares of Preferred Stock, of which no shares are issued and outstanding. No other shares of capital stock of ANFS are issued and outstanding. All of the issued and outstanding shares have been duly and validly issued in accordance and compliance with all applicable laws, rules and regulations and are fully paid and nonassessable. There are no options, warrants, rights, calls, commitments, plans, contracts or other agreements of any character granted or issued by ANFS which provide for the purchase, issuance or transfer of any shares of the capital stock of ANFS nor are there any outstanding securities granted or issued by ANFS that are convertible into any shares of the equity securities of ANFS, and
none is authorized.   ANFS is not obligated or committed to
purchase, redeem or otherwise acquire any of its equity. All presently exercisable voting rights in ANFS are vested exclusively in its outstanding shares of common stock, each share of which is entitled to one vote on every matter to come before it's shareholders, and other than as may be contemplated by this Agreement, there are no voting trusts or other voting arrangements with respect to any of ANFS s equity securities.

4.3 Subsidiaries. There are no Subsidiaries of ANFS, except as identified in the AMERINET Disclosure Schedule.

4.4 Execution of Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which ANFS is a party or to its knowledge by which it or any of its properties are bound; (b) result in the creation of any security interest, lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of ANFS; (c) to its knowledge violate any law, rule or regulation of any federal or state regulatory agency; or (d) to its knowledge permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on ANFS or any of its actions.

4.5  Taxes.

(a) All taxes, assessments, fees, penalties, interest and other governmental charges with respect to ANFS which have become due and payable on the date hereof have been paid in full or adequately reserved against by ANFS, (including without limitation, income, property, sales, use, franchise, capital stock, excise, added value, employees' income withholding, social security and unemployment taxes), and all interest and penalties thereon with respect to the periods then ended and for all periods thereto;

(b) There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against ANFS, nor are there any actions, suits, proceedings, investigations or claims now pending against ANFS, nor are there any actions, suits, proceedings, investigations or claims now pending against ANFS in respect of any tax or assessment, or any matters under discussion with any federal, state, local or foreign authority relating to any taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority, and there is no basis for the assertion of any additional taxes or assessments against ANFS, and

(c) The consummation of the transactions contemplated by this Agreement will not result in the imposition of any additional taxes on or assessments against ANFS.

4.6 Disputes and Litigation. There is no suit, action, litigation, proceeding, investigation, claim, complaint, or accusation pending, or to its knowledge threatened against or affecting ANFS or any of its properties, assets or business or to which ANFS is a party, in any court or before any arbitrator of any kind or before or by any governmental agency (including, without limitation, any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality), and to its knowledge there is no basis for such suit, action, litigation, proceeding, investigation, claim, complaint, or accusation; (b) to its knowledge there is no pending or threatened change in any environmental, zoning or building laws, regulations or ordinances which affect or could affect ANFS or any of its properties, assets or businesses; and (c) there is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitrator or governmental body against or affecting ANFS or any of its properties, assets or business. To its knowledge, there is no litigation, proceeding, investigation, claim, complaint or accusation, formal or informal, or arbitration pending, or any of the aforesaid threatened, or any contingent liability which would give rise to any right of indemnification or similar right on the part of any director or officer of ANFS or any such person's heirs, executors or administrators as against ANFS.

4.7 Compliance with Laws. To its knowledge, ANFS has at all times been, and presently is, in full compliance with, and has not received notice of any claimed violation of, any applicable federal, state, local, foreign and other laws, rules and regulations. ANFS has filed all returns, reports and other documents and furnished all information required or requested by any federal, state, local or foreign governmental agency and all such returns, reports, documents and information are true and complete in all respects. To its knowledge, all permits, licenses, orders, franchises and approvals of all federal, state, local or foreign governmental or regulatory bodies required of ANFS for the conduct of its business have been obtained, no violations are or have been recorded in respect of any such permits, licenses, orders, franchises and approvals, and there is no litigation, proceeding, investigation, arbitration, claim, complaint or accusation, formal or informal, pending or threatened, which may revoke, limit, or question the validity, sufficiency or continuance of any such permit, license, order, franchise or approval. Such permits, licenses, orders, franchises and approvals are valid and sufficient for all activities presently carried on by ANFS.

4.8 Guaranties. ANFS has not guaranteed any dividend, obligation or indebtedness of any Person; nor has any Person guaranteed any dividend, obligation or indebtedness of ANFS.

5. Preclosing Covenants of RETN and JNE.

5.1 Notices and Approvals. JNE agrees: (a) to give and to cause RETN to give all notices to third parties which may be necessary or deemed desirable by ANFS in connection with this Agreement and the consummation of the transactions contemplated hereby; (b) to use its best efforts to obtain and to cause RETN to obtain, all federal and state governmental regulatory agency approvals, consents, permit, authorizations, and orders necessary or deemed desirable by ANFS in connection with this Agreement and the consummation of the transaction contemplated hereby; and (c) to use its best efforts to obtain, and to cause RETN to obtain, all consents and authorizations of any other third parties necessary or deemed desirable by ANFS in connection with this Agreement and the consummation of the transactions contemplated hereby.

5.2 Employment Agreements, other Commitments Terminated. Prior to the Closing, all employment agreements to which RETN is a party shall be reviewed by RETN and ANFS and, as agreed between them, either terminated prior to the Closing or assumed by AMERINET as of the Closing with such modifications as may be acceptable to RETN, ANFS and the employee party to such agreement.

5.3 Advice of Changes. RETN and JNE will promptly advise ANFS in writing (i) of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of RETN or JNE contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (ii) of any material adverse change in RETN's business, taken as a whole.

5.4 Information for ANFS's Statements and Applications. JNE and RETN and their employees, accountants and attorneys shall cooperate fully with ANFS in the preparation of any statements or applications made by ANFS to any federal or state governmental regulatory agency in connection with this Agreement and the transactions contemplated hereby and to furnish ANFS with all information concerning JNE and RETN necessary or deemed desirable by ANFS for inclusion in such statements and applications, including, without limitation, all requisite financial statements and schedules.

5.5 Conduct of Business by RETN. Until the Closing, RETN will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of ANFS:

(a) borrow any money which borrowings exceed in the aggregate Ten Thousand Dollars ($10,000) or incur or commit to incur any capital expenditures in excess of Ten Thousand Dollars ($10,000) in the aggregate;

(b) lease, license, sell, transfer or encumber or permit to be encumbered any asset, intellectual property right or other property associated with the business of RETN (including sales or transfers to Affiliates of RETN), except for sales of inventory in the usual and ordinary course of business;

(c) dispose of any of its assets, except in the regular and ordinary course of business;

(d) enter into any lease or contract for the purchase or sale of any property, real or personal except in the ordinary course of business;

(e) pay any bonus, increased salary, or special remuneration to any officer or employee, including any amounts for accrued but unpaid salary or bonuses (other than amounts not in excess of normal payments made on a regular basis in prior periods);

(f) change accounting methods;

(g) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital, or redeem or otherwise acquire any of its capital stock;

(h) amend or terminate any contract, agreement or license to which it is a party except in the ordinary course of business;

(i) loan any amount to any person or entity, or guaranty or act as a surety for any obligation;

(j) issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock, other than stock options granted as part of existing stock option program or pursuant to any recapitalization plan disclosed to and approved by ANFS in its discretion;

(k) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

(l) amend its Certificate of Incorporation or Bylaws except as necessary to carry out a recapitalization plan;

(m) make or change any election, change any annual accounting period, adopt or change any accounting method, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment, surrender any right to claim refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, or take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the tax liability of RETN;

(n) do anything that would cause there to be material adverse changes in its Financial Statements (with such Financial Statements analyzed as if it had been prepared according to GAAP, and including but not limited to cash distributions or material decreases in the net assets of RETN), except as would occur in the ordinary course of RETN's business, between the date of the RETN Financial Statements and the Closing Date; or

(o) agree to do any of the things described in the preceding clauses Section 6.1(a) through (n).

6.  Mutual Covenants.

6.1 No Public Announcement. The parties shall make no public announcement concerning this Agreement, their discussions or any other memos, letters or agreements between the parties relating to the Merger until such time as they agree to the contents of a mutually satisfactory press release which they intend to publicly-release on the date of this Agreement. Either of the parties, but only after reasonable consultation with the other, may make disclosure if required under applicable law.

6.2 Other Negotiations. Between the date hereof and the Closing, or such earlier date as ANFS and JNE mutually agree to discontinue discussions of the Merger, neither ANFS nor JNE will take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than discussions pursuant to this Agreement) regarding any acquisition, any merger or consolidation with or involving RETN, or any acquisition of any material portion of the stock or assets. JNE and ANFS agree that any such negotiations in progress as of the date hereof will be terminated or suspended during such period.

6.3 Due Diligence, Investigation, and Audits. At such time prior to the Closing as may be reasonably requested, each party shall make available to the other party and the other party's employees, agents and representatives all information concerning the operation, business and prospects of such party as may be reasonably requested by the other party, including, without limitation, making the working papers of such party's independent certified public accountants available for inspection by the other party's independent certified public accountants. Each party will cooperate with the other party for the purpose of permitting the other party to discuss such party's business and prospects with such party's customers, creditors, suppliers and other persons having business dealings with such party, subject to reasonable confidentiality obligations between the parties.

6.4 Regulatory Filings; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, JNE, RETN, ANFS and AMERINET shall use their respective best efforts to (i) make all necessary filings with respect to the Merger and this Agreement under the Securities Act, and applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto and shall supply all additional information requested in connection therewith;
(ii) make merger notification or other appropriate filings with federal, state or local governmental bodies or applicable foreign governmental agencies and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto and shall supply all additional information requested in connection therewith;
(iii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and
(iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

6.5 Further Assurances. Prior to and following the Closing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

7.  Closing Matters.

7.1 Filing of Certificate of Merger. On the date of the Closing, but not prior to the Closing, the Certificate of Merger shall be filed with the offices of the Secretary of State of the State of Delaware and Nevada and the merger of RETN with and into AMERINET shall be consummated.

7.2 Exchange of Certificates. At the Closing, JNE shall exchange its RETN Common Stock certificate(s) for a certificate representing the ANFS Series A Stock.

7.3 Delivery of Contingent Shares. Subject to fulfillment of the conditions subsequent for the issuance of the Contingent Shares, ANFS shall deliver a share certificate for the Contingent Shares to JNE of the Contingent Shares Date.

7.4 Delivery of Documents. On or before the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in Sections 8 and 9, as specified in such Sections, including delivery of the counterpart signature pages of the Transaction Documents executed by JNE, RETN, ANFS and/or AMERINET, as the case may be. All documents which JNE or RETN shall deliver or cause to be delivered shall be in form and substance reasonably satisfactory to ANFS. All documents which ANFS or AMERINET shall deliver or cause to be delivered shall be in form and substance reasonably satisfactory to JNE.

8. Conditions to RETN's Obligations. Unless otherwise provided below, JNE's and RETN's obligations to close the transactions contemplated under this Agreement are subject to the fulfillment or satisfaction by Closing of each of the following conditions (any one or more of which may be waived by JNE, but only in a writing signed by JNE):

8.1 Accuracy of Representations and Warranties. The representations and warranties of ANFS and AMERINET set forth in
Section 4 shall be true in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing, and JNE shall receive a certificate to such effect executed by the Presidents of ANFS and AMERINET.

8.2  Covenants.  ANFS and AMERINET shall have performed and
complied with all of its covenants contained in Sections   and
on or before the Closing, and JNE shall receive a certificate from ANFS and AMERINET to such effect executed by the Presidents of ANFS and AMERINET.

8.3 No Litigation. On and as of the Closing, no litigation or proceeding shall be threatened or pending against ANFS or AMERINET with the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, and JNE shall receive a certificate to such effect executed by the Presidents of ANFS and AMERINET.


8.4 No Adverse Development. There shall not have been any material adverse changes in the financial condition, results of operations, assets, liabilities, business or prospects of ANFS since the date of this Agreement, and JNE shall receive a certificate to such effect executed by the President of ANFS.

8.5 Authorizations. JNE shall have received from ANFS written evidence that the execution, delivery and performance of ANFS' and AMERINET's obligations under this Agreement and the Certificate of Merger have been duly and validly approved and authorized by the Board of Directors of ANFS.

8.6 Government Consents. There shall have been obtained at or prior to the Closing such permits or authorizations, and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken.

8.7 Opinion of AMERINET's Counsel. At the Closing, JNE shall have received from counsel to ANFS an opinion dated as of the Closing Date in substantially the form attached hereto as Exhibit D.

8.8  Filing of Certificate of Merger.  As of the Closing, the
Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware.

8.9 Registration Rights Agreement. As of the Closing, ANFS will have entered into registration rights agreements with JNE that they be included in any ANFS-initiated registrations of ANFS Series A Stock, or Common Stock, subject to the right of ANFS in an underwritten public offering to exclude all or a portion of such stock should the underwriters determine that inclusion of such shares would jeopardize the success of the offering; and provided, however, that none of the shares of such holders shall be excluded from the public offering unless a pro rata portion (based on the number of shares of ANFS Series A Stock held by such parties participating in the offering) of the shares of ANFS Class A Preferred Stock (or the Common Stock exchanged therefore) not acquired in this Merger are also excluded from the offering. The registration rights agreements will also provide that JNE will not sell, transfer or otherwise dispose of ANFS Series A Stock during the one hundred eighty (180) day period following the effective date of the initial public offering of ANFS.

9. Conditions to ANFS' and AMERINET'S Obligations. Unless otherwise provided below, the obligations of ANFS and AMERINET are subject to the fulfillment or satisfaction by Closing, of each of the following conditions (any one or more of which may be waived by ANFS, but only in a writing signed by ANFS):

9.1 Accuracy of Representations and Warranties. The representations and warranties of JNE and RETN contained in Section 2 shall be true in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing, and ANFS shall receive a certificate from JNE and RETN to such effect with respect to the representations and warranties of RETN executed by the Presidents of JNE and RETN.

9.2 Covenants. JNE and RETN shall have performed and complied with all of its covenants contained in Sections 5 and 6 on or before the Closing, and AFNS shall receive a certificate from JNE and RETN to such effect signed by the Presidents of JNE and RETN.

9.3 No Litigation. On and as of the Closing, no litigation or proceeding shall be threatened or pending against JNE or RETN for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, and ANFS shall receive a certificate from JNE and RETN to such effect signed by the Presidents of JNE and RETN.

9.4 Authorizations. ANFS shall have received from RETN written evidence that the execution, delivery and performance of this Agreement and the Certificate of Merger have been duly and validly approved and authorized by RETN's Board of Directors and by JNE's Board of Directors. ANFS shall have received a certificate from RETN to such effect signed by the President of RETN.

9.5 No Adverse Development. There shall not have been any material adverse changes in the financial condition, results of operations, assets, liabilities, business or prospects of RETN since the date of this Agreement. ANFS shall have received a certificate from RETN to such effect signed by the President of RETN.

9.6 Government Consents. There shall have been obtained at or prior to the Closing such permits or authorizations, and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken

9.7 Opinion of RETN's Counsel. At the Closing, AFNS shall have received from counsel to RETN, an opinion dated the Closing Date in substantially the form attached hereto as Exhibit C.

9.8  Filing of Certificate of Merger.  As of the Closing, the
Certificate of Merger shall have been filed with the Secretary of State of the State of Delaware.

10.  Termination of Agreement.

10.1 Termination. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of each of the parties hereto. This Agreement may also be terminated and abandoned:

(a) By ANFS or AMERINET if any of the conditions precedent to ANFS' and AMERINET's obligations pursuant to Section 9 shall not have been fulfilled at and as of the Closing.

(b) By JNE or RETN if any of the conditions precedent to JNE's and RETN's obligations pursuant to Section 8 above shall not have been fulfilled at and as of the Closing.

(c) By either JNE or ANFS, if the Merger is not effected
by                , 1996.

Any termination of this Agreement under this Section 10.1 shall be effected by the delivery of written notice of the terminating party to the other parties hereto.

10.2 Liability for Termination. Any termination of this Agreement pursuant to this Section 10 shall be without further obligation or liability upon any party in favor of any other party hereto; provided, that if such termination shall result from the willful failure of a party to carry out its obligations under this Agreement, then such party shall be liable for losses incurred by the other parties as set forth in Section 10.5. The provisions of this Section 10.2 shall survive termination.

10.3 Certain Effects of Termination. In the event of the termination of this Agreement as provided in Section 10.1 hereof, each party, if so requested by the other party, will (i) return promptly every document (other than documents publicly available) furnished to it by the other party (or any subsidiary, division, associate or affiliate of such other party) in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof which may have been made, and will cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made; or (ii) destroy such documents and cause its representatives and such other representatives to destroy such documents, and such party shall deliver a certificate executed by its president or vice president stating to such effect; and

10.4 Remedies. No party shall be limited to the termination right granted in Section 10.1 hereto by reason of the nonfulfillment of any condition to such party's closing obligations but may, in the alternative, elect to do one of the following:

(a) proceed to close despite the nonfulfillment of any closing condition, it being understood that consummation of the transactions contemplated hereby shall be deemed a waiver of any misrepresentation or breach of warranty or covenant and of any party's rights and remedies with respect thereto to the extent that the other party shall have actual knowledge of such misrepresentation or breach and the Closing shall nonetheless take place; or

(b) decline to close, terminate this Agreement as provided in Section 10.1 hereof, and thereafter seek damages to the extent permitted in Section 10.5 hereof.

11.  Indemnification.

11.1 Survival of Representations, Warranties, Covenants and
Agreements.

(a)  The Escrow as provided in Section 2.5 shall terminate
on the later of (i) one (1) year after the Closing Date or (ii) the date the first audit of ANFS's financial statements, which includes the results of operations of AMERINET, has been completed and ANFS has received a signed opinion from its independent auditors certifying such financial statements (the "Escrow Termination
Date").  Except as set forth in              below all warranties and
representations of the parties hereto shall terminate on the Escrow Termination Date.

(b) The representations, warranties, covenants and agreements of the parties contained in Sections 3 and 4 of this Agreement or in any writing delivered pursuant to such sections, to the extent that a breach or default in any such representations, warranties, covenants or agreements is not as a result of fraud, shall not terminate at, but rather shall survive, the Closing Date and shall terminate on the Escrow Termination Date; provided, however, that such representations, warranties, covenants and agreements shall survive as to any claim or demand made prior to the Escrow Termination Date until such claim or demand is fully paid or otherwise resolved by the parties hereto in writing or by a court of competent jurisdiction. Notwithstanding the foregoing, in the event of fraud, or any breach of JNE's or RETN's representations set forth in Section 3.2 (capitalization), the representations and warranties of the parties hereto and their respective indemnity obligations under this Section 11 shall not terminate.

11.2 Indemnification by JNE. JNE shall indemnify and hold harmless ANFS, AMERINET, their directors and officers, and each other person, if any, who controls ANFS or AMERINET within the meaning of the Securities Act ("Controlling Persons") in respect of any and all claims, losses, damages, liabilities, demands, assessments, judgments, costs and expenses (including, without limitation, settlement costs and any legal or other expenses for investigating, bringing or defending any actions or threatened actions) reasonably incurred by ANFS or AMERINET, any of its directors, officers or Controlling Persons in connection with any misrepresentation or breach of any warranty made by JNE or RETN in this Agreement or in any schedule, exhibit, certificate or other instrument contemplated by this Agreement.

11.3 Indemnification by ANFS and AMERINET. ANFS and AMERINET shall, jointly and severally, indemnify and hold harmless JNE in respect of any and all claims, losses, damages, liabilities, demands, assessments, judgments, costs and expenses (including, without limitation, settlement costs and any legal or other expenses for investigating, bringing or defending any actions or threatened actions) reasonably incurred by JNE in connection with any misrepresentation or breach of any warranty made by ANFS or AMERINET in this Agreement or in any schedule, exhibit, certificate or other instrument contemplated by this Agreement.

11.4 Claims for Indemnification.

(a) Whenever any claim shall arise for indemnification under this Section 11, the indemnified party shall describe such claim in a Notice of Claim to the other party and, when known, specify the facts constituting the basis for such claim and the amount or an estimate of the amount of such claim. Each Notice of Claim shall (A) be signed by the indemnified party, (B) contain a description of the claim, (C) specify the amount of such claim, and
(D) state that, in the opinion of the signer thereof, such Notice of Claim is valid under the terms of Section 11 hereof, and is being given in good faith.

(b) The indemnified party shall give the other party prompt notice of any claim for indemnification hereunder resulting from, or in connection with, any claim or Third-Party Claim and, with respect to any Third-Party Claim, the indemnified party shall undertake the defense thereof by representatives reasonably satisfactory to the indemnified party and the other partie(s) hereto. The indemnified party shall not have the right to settle or compromise or enter into any binding agreement to settle or compromise, or consent to entry of any judgment arising from, any such claim or proceeding in its sole discretion without the prior written consent of the other party. Each party shall have the right to participate in any such defense of a Third-Party Claim with advisory counsel of its own choosing at its own expense. In the event the indemnified party, within a reasonable time after notice of any Third-Party Claim, fails to defend, the other party shall have the right to undertake the defense, compromise or settlement of such Third-Party Claim on behalf of, and for the account of, JNE, ANFS or AMERINET, at the expense and risk of all parties to the extent of their liability set forth in Section 11. No party shall, without the indemnified party's written consent, settle or compromise any such Third-Party Claim or consent to entry of any judgment that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party, or affiliate or affiliates, as the case may be, an unconditional release from all liability in respect of such Third-Party Claim.

11.5 Arbitration. If a party makes a good faith determination that a breach (or potential breach) of any of the confidentiality, non-competition, or intellectual property rights provisions of this Agreement by the other party may result in damages or consequences that will be immediate, severe, and incapable of adequate redress after the fact, so that a temporary restraining order or other immediate injunctive relief is necessary for a realistic and adequate remedy, that party may seek immediate injunctive relief without first seeking relief through arbitration. After the court has ruled on the request for injunctive relief, the parties will thereafter proceed with arbitration of the dispute and stay the litigation pending arbitration. Subject to the foregoing, any dispute arising out of this Agreement, or its performance or breach, shall be resolved by binding arbitration conducted by JAMS/Endispute under the JAMS/Endispute Rules for Complex Arbitration (the "JAMS Rules"). This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-14. The parties hereto agree that pursuant to Section 9 of the Federal Arbitration Act, a judgment of the United States District Courts for the Northern District of California shall be entered upon the award made pursuant to the arbitration. A single arbitrator, who shall have the authority to allocate the costs of any arbitration initiated under this paragraph, shall be selected according to the JAMS Rules within ten (10) days of the submission to JAMS/Endispute of the response to the statement of claim or the date on which any such response is due, whichever is earlier. The arbitrator shall conduct the arbitration in accordance with the Federal Rules of Evidence. The arbitrator shall decide the amount and extent of pre-hearing discovery which is appropriate. The arbitrator shall have the power to enter any award of monetary and/or injunctive relief (including the power issue permanent injunctive relief and also the power to reconsider any prior request for immediate injunctive relief by either of the parties and any order as to immediate injunctive relief previously granted or denied by a court in response to a request therefor by either of the parties), including the power to render an award as provided in Rule 43 of the JAMS Rules; provided, however, that the arbitrator shall not have the power to award punitive damages under any circumstances (whether styled as punitive, exemplary, or treble damages, or any penalty or punitive type of damages) regardless of whether such damages may be available under applicable law, the parties hereby waiving their rights to recover any such damages. The arbitrator shall award the prevailing party its costs and reasonable attorneys' fees, and the losing party shall bear the entire cost of the arbitration, including the arbitrator's fees. All arbitration shall be held in Ontario, California. In addition to the above court, the arbitration award may be enforced in any court having jurisdiction over the parties and the subject matter of the arbitration. Notwithstanding the foregoing, the parties irrevocably submit to the nonexclusive jurisdiction of the state and federal courts situated where the respondent is domiciled or resides as of the Effective Date in any action to enforce an arbitration award. With respect to any request for immediate injunctive relief, that state and federal courts in San Bernardino County, California shall have exclusive jurisdiction and venue over any such disputes.

11.6 Limitation on Indemnification. No indemnified party hereunder will be entitled to make a claim against any indemnifying party under Section 11.2 or 11.3 unless and until (i) the aggregate amount of losses indemnifiable by JNE exceeds Fifty Thousand Dollars ($50,000) and (ii) the aggregate amount of losses indemnifiable by ANFS and/or AMERINET exceeds Two Hundred Fifty Thousand Dollars
($250,000), respectively, and then only to the extent of the excess.

11.7 Escrow.

(a) JNE Escrow Shares shall be placed with an escrow agent, satisfactory to AFNS and JNE for a period beginning on the Closing Date and ending on the Escrow Termination Date, to be disbursed solely upon the joint signatures of ANFS, AMERINET and JNE, all as set forth below. Disbursements from the escrow shall be made for the payment of amounts, if any, to satisfy the indemnification rights of ANFS and AMERINET pursuant to Section 11 hereof.

(b) The JNE Escrow Shares shall be disbursed during the term hereof at any time, or from time to time, as ANFS or AMERINET may give JNE a Notice of Claim. Such Notice of Claim must be for a specified amount.

(i) JNE may give AMERINET a written Notice of Objection:
(1) attaching a copy of such Notice of Claim; (2) stating that, in the good faith opinion of JNE, the claim described in such Notice of Claim is invalid (either in whole or in specified party) under the terms of Section 11 hereof; (3) giving the reasons for the alleged invalidity; and (4) stating that, based on such alleged invalidity, JNE object to the payment of any portion of the JNE Escrow Shares to the requesting party on account thereof. In the event that a Notice of Objection alleges that a Notice of Claim is only partially invalid, JNE, within thirty (30) days of the receipt of such Notice of Claim, agrees to pay over to ANFS or AMERINET, as applicable, that portion of the amounts specified in such Notice of Claim as to which no objection is made. JNE is not required to agree to make any payments to ANFS or AMERINET in respect of a Notice of Claim that has been objected to in a Notice of Objection except as provided in the immediately preceding sentence.

(ii) ANFS, AMERINET, RETN and JNE agree to submit to final and binding arbitration any and all disputes JNE has specified in a Notice of Objection or ANFS or AMERINET have specified in a Notice of Claim to which JNE has not responded within thirty (30) days of receipt of such Notice of Claim. Any such dispute is subject to arbitration in accordance with the JAMS Rules as provided in Section 11 hereof.

(c) The escrow shall be terminated on the Escrow
Termination Date; provided, however, that the escrow may continue beyond such date if ANFS or AMERINET has asserted an indemnification claim, and any such claim remains unsatisfied.

12.  Miscellaneous.

12.1 Governing Laws. It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

12.2 Binding upon Successors and Assigns. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

12.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

12.4 Entire Agreement. This Agreement, the exhibits hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

12.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

12.6 Expenses. Except as provided to the contrary herein, each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement, the exhibits hereto, and the other Transaction Documents.

12.7 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

12.8 Survival of Agreements. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby notwithstanding any investigation of the parties hereto and shall terminate on the date one year after the Closing Date.

12.9 No Waiver. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

12.10 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys' fees.

12.11 Notices. Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally, (b) sent by confirmed telex or telecopy, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this
Section 12.11.

RETN:

Jones Naughton Entertainment, Inc.
6255 Sunset Blvd., Suite 2000
Los Angeles, CA 90028
Attn. Joe Naughton

With copy to:

The Law Offices of M. Richard Cutler
610 Newport Center Drive, Suite 800
Newport Beach, CA 92660
Attn:  M. Richard Cutler, Esq.

ANFS and AMERINET:

John J. Pembroke
AMERINET FINANCIAL SYSTEMS, INC.

9627 Rocky Branch
Dallas, TX  75243

With copy to:

Pezzola & Reinke
Lake Merritt Plaza Bldg.
1999 Harrison Street, Suite 1300
Oakland, CA  94612
Attention:  Donald C. Reinke, Esq.

Such notice will be treated as having been received upon actual receipt.

12.12 Time.  Time is of the essence of this Agreement.

12.13 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party.
 The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

12.14 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section 12.14.

12.15 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

12.16 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

12.17 Absence of Third-Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner of any party hereto or any other person or entity except employees and stockholders of RETN specifically referred to herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


AMERINET FINANCIAL SYSTEMS, INC.



By:
Title:





JONES NAUGHTON ENTERTAINMENT, INC.




By:
Title:



AMERINET, INC.



By:
Title



REAL ESTATE TELEVISION NETOWRK, INC.



By:
Title

                                        EXHIBIT A

                                   CERTIFICATE OF MERGER

                                        EXHIBIT B

                               CERTIFICATE OF INCORPORATION

                                     COUNSEL TO RETN

                                         EXHIBIT C

                                         EXHIBIT D

                          FORM OF LEGAL OPINION TO BE DELIVERED BY
                                    COUNSEL TO AMERINET